EXHIBIT 11.1

                       INCARA PHARMACEUTICALS CORPORATION

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)

                                              Three Months Ended        Nine Months Ended
                                                   June 30,                  June 30,
                                            ---------   ----------   ----------   ----------
                                              1999        1998          1999        1998
                                            ---------   ----------   ----------   ----------
Net loss per Unaudited Consolidated
   Statements of Operations                 $ (4,119)   $ (10,189)   $ (16,416)   $ (17,341)
                                            =========   ==========   ==========   ==========

Weighted average of common shares
   and common share equivalents outstanding
   - basic and diluted                         7,341        7,168        7,315        7,057
                                            =========   ==========   ==========   ==========

Net loss per common share:
  - basic                                    $ (0.56)     $ (1.42)     $ (2.24)     $ (2.46)
                                            =========   ==========   ==========   ==========
  - diluted                                  $ (0.56)     $ (1.42)     $ (2.24)     $ (2.46)
                                            =========   ==========   ==========   ==========